Exhibit 5
[Squire, Sanders & Dempsey L.L.P. Letterhead]
July 28, 2006
Core Molding Technologies, Inc.
800 Manor Park Drive
P.O. Box 28183
Columbus, Ohio 43228-0183
Gentlemen:
          We are familiar with the proceedings taken and proposed to be taken by Core Molding Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration for issuance and sale of shares of common stock of the Company, par value $.01 per share (the “Common Stock”), under the Core Molding Technologies, Inc. 2006 Long-Term Equity Incentive Plan, as adopted by the Company’s stockholders on May 17, 2006 (the “2006 Plan”) and the 2002 Core Molding Technologies, Inc. Employee Stock Purchase Plan, as amended by the Company’s stockholders on May 17, 2006 (the “Amended 2002 Plan,” together with the 2006 Plan, collectively referred to herein as the “Plans”), as described in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about July 28, 2006. The purpose of the Registration Statement is to register 3,000,000 shares of Common Stock reserved for issuance under the 2006 Plan and to register an additional 100,000 shares of Common Stock reserved for issuance under the Amended 2002 Plan, pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).
          In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) the Registration Statement; (b) the Plans; (c) the Certificate of Incorporation of the Company, as amended through August 28, 2002; (d) the By-Laws of the Company; and (e) certain proceedings of the directors and of the stockholders of the Company. We have also relied upon such representations of the Company and officers of the Company and such authorities of law as we have deemed relevant as a basis for this opinion.
          We have relied solely upon the examinations and inquiries recited herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.
          Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the 3,100,000 shares of Common Stock of the Company to be registered under the Registration Statement have been issued and delivered by the Company in accordance with the terms of the Plans against payment of the purchase price therefore, said shares of Common Stock will be validly issued, fully paid and non-assessable, assuming compliance with applicable federal and state securities laws and with the transfer restrictions contained in the Company’s Certificate of Incorporation, as amended through August 28, 2002.

Core Molding Technologies, Inc.
July 28, 2006

     Our opinion is limited to the General Corporation Law of Delaware in effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the shares of Common Stock pursuant to the Plans and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.
     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or rules or regulations of the Commission.
Very truly yours,

/s/ Squire, Sanders & Dempsey L.L.P.